Exhibit 99.1

News Release

Contact:

Paul Chrisco, CFO

(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 4th quarter earnings

NEW ALBANY, Ind. (February 3, 2005) – Community Bank Shares of Indiana, Inc. (NASDAQ-CBIN) reported results for the quarter and year ended December 31, 2004. Following is a summary of the Company’s fourth quarter and year end results:

Quarter ended December 31,	2004	2003	Change
Net income	$719,000	$505,000	42.4%
Net income per share, basic	$0.27	$0.19	42.1%
Net income per share, diluted	$0.27	$0.19	42.1%

Year ended December 31,	2004	2003	Change
Net income	$2,588,000	$2,302,000	12.4%
Net income per share, basic	$0.98	$0.88	11.4%
Net income per share, diluted	$0.97	$0.87	11.5%

“While we are pleased to report that net income increased 42% for the fourth quarter of 2004 over the same quarter a year ago, we are even more pleased that fourth quarter’s net income represented a 9.4% increase over the third quarter of 2004. We were able to improve net income by continuing to grow deposits to fund increases in our loan portfolios,” stated James D. Rickard, President and Chief Executive Officer. “We continue to improve deposit market share in the metro Louisville area, which we feel is testament to our superior customer service. We have been working diligently over the last few years to improve the quality and consistency of our customer service, and we have used deposit market share as our yardstick to measure our progress. We are confident that our market share will continue to improve in the years to come.”

The increase in net income for the fourth quarter of 2004 as compared to the same quarter in 2003 was primarily the result of a 16.5% increase in net interest income and a 3.2% increase in non-interest income. Non-interest expense increased 13.1% in the last quarter of 2004 from the same period in 2003 as the Company continues to add branches and the necessary staff to support its retail network and operational employees to support its loan and deposit growth. “We are very committed to the retail banking segment of our business, which is apparent from our increasing deposit market share and the number of consumer accounts we opened during 2004. We continue to focus on attracting lower cost funding, as evidenced by the opening of over 5,600 new transaction accounts during 2004.

Net income also benefited from the Company’s improved asset quality as classified loan balances decreased 38.5%, or $7.8 million, from December 31, 2003. The improved asset quality led to a 60.3% reduction in the provision for loan losses for the fourth quarter of 2004 when compared to the same period in 2003.

Total assets increased 13.2% from December 31, 2003 to $590.1 million. The growth in assets was driven by the Company’s strong commercial loan origination and deposit gathering operations as net loans and total deposits increased 15.6% and 20.5%, respectively, from December 31, 2003. “Our market presidents, Kevin Cecil in Indiana and Chris Bottorff in Kentucky, work with strong teams of experienced commercial bankers who have proven they can grow commercial loans and deposits.”

Net interest income increased $583,000 for the fourth quarter of 2004 compared to the fourth quarter of 2003 due mainly to growth in the Company’s commercial and home equity loan portfolios. Growth in total assets was supported by the issuance of subordinated debentures in June 2004, which were used to fund loan growth and purchase available for sale securities. The subordinated debentures were issued to increase regulatory capital and support future growth of the Company.

Non-interest income increased $26,000 for the fourth quarter of 2004 compared to the same period in 2003 as a result of an increase in service charges on deposit accounts. Deposit service charges increased primarily because of the increase in the number of checking accounts referenced previously.

Mr. Rickard added in closing, “We will continue to focus on the evolutionary process of improving our customer service. We realize that the ability to differentiate ourselves through superior customer service will be the engine that drives our growth for the next five years. We appreciate the support of our customers, shareholders, employees and communities as we push toward our objective of becoming the best bank we can be.”

Community Bank Shares of Indiana, Inc. is the parent company of Community Bank of Southern Indiana in New Albany, Indiana, a full-service banking subsidiary. The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2003 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

[TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED

BALANCE SHEETS

(Unaudited)

	December 31, 2004	December 31, 2003
	(In thousands)
ASSETS
Cash and due from banks	$10,473	$10,164
Interest bearing deposits in other financial institutions	1,859	2,217
Securities available for sale, at fair value	90,152	83,143
Loans held for sale	1,348	1,173
Loans, net	450,676	390,026
Premises and equipment, net	11,548	11,331
Other assets	24,010	23,261
Total Assets	$590,066	$521,315
LIABILITIES
Deposits
Non-interest bearing	$43,837	$34,386
Interest bearing	367,469	306,929
Total deposits	411,306	341,315
Short-term borrowings	43,629	45,325
Federal Home Loan Bank advances	82,000	90,200
Subordinated debentures	7,000	—
Other liabilities	3,350	2,186
Total Liabilities	547,285	479,026
STOCKHOLDERS’ EQUITY
Stockholders’ equity	42,781	42,289
Total Liabilities and Stockholders’ Equity	$590,066	$521,315

CONSOLIDATED CONDENSED

STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
	(In thousands, except share data)		(In thousands, except share data)
Interest income	$7,545	$6,445	$27,786	$25,252
Interest expense	3,431	2,914	12,796	11,675
Net interest income	4,114	3,531	14,990	13,577
Provision for loan losses	125	315	1,105	1,274
Non-interest income	831	805	3,271	3,684
Non-interest expense	3,850	3,404	13,903	13,104
Income before income taxes	970	617	3,253	2,883
Income tax expense	251	112	665	581
Net income	$719	$505	$2,588	$2,302
Basic earnings per share	$0.27	$0.19	$0.98	$0.88
Diluted earnings per share	$0.27	$0.19	$0.97	$0.87